UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2013, Crossroads Systems, Inc. (“Crossroads”) entered into a Compromise, Settlement and Mutual Release Agreement (the “Settlement Agreement”), effective as of December 19, 2013, with Iron Mountain Information Management, LLC (together with its affiliates, “Iron Mountain”).

Pursuant to the Settlement Agreement, Crossroads and Iron Mountain agreed to terminate the business agreements and statements of work between the parties, including the Professional Agreement dated July 31, 2012 (the “Professional Agreement”). In connection with the termination of these agreements, (i) Iron Mountain agreed to make a one-time cash payment to Crossroads of $1,600,000 (expected to be paid in January 2014), of which $550,000 represents the fourth and final non-recurring engineering payment due to Crossroads under the Professional Agreement; (ii) Iron Mountain agreed not to sell or otherwise dispose of its 582,524 shares of Crossroads common stock without the prior written approval of Crossroads for a two-year period from the date of the Settlement Agreement; (iii) Iron Mountain agreed to vote its shares of Crossroads common stock now owned or later acquired in favor of Crossroads’ nominees to Crossroads’ Board of Directors (the “Board”) and in accordance with the Board’s recommendation on any other matter put to a vote of Crossroads’ stockholders, subject to certain exceptions; and (iv) Crossroads and Iron Mountain granted each other a mutual release from all claims up to the date of the Settlement Agreement, including claims relating to the terminated agreements and business relationship.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Compromise, Settlement and Mutual Release Agreement, effective as of December 19, 2013, by and between Crossroads Systems, Inc. and Iron Mountain Information Management, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: December 20, 2013	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Compromise, Settlement and Mutual Release Agreement, effective as of December 19, 2013, by and between Crossroads Systems, Inc. and Iron Mountain Information Management, LLC.